As filed with the Securities and Exchange Commission on December 31, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENSCO International Incorporated

(Exact name of registrant as specified in its charter)

Delaware	76-0232579
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

500 North Akard Street, Suite 4300 Dallas, Texas	75201-3331
(Address of Principal Executive Offices)	(Zip Code)

Ensco Multinational Savings Plan

(Full Title of the Plan)

DANIEL W. RABUN

Chairman, President and Chief Executive Officer

500 North Akard Street, Suite 4300

Dallas, Texas 75201-3331

(214) 397-3000

(Name, address and telephone number of agent for service)

with a copy to:

Alan Harvey

Baker & McKenzie LLP

2001 Ross Avenue, Suite 2300

Dallas, Texas 75201

(214) 978-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.10 per share	500,000	$27.71	$13,855,000	$544.50

(1)	Shares of common stock of ENSCO International Incorporated (the “Registrant”), $0.10 par value per share (the “Common Stock”), being registered hereby relate to the Ensco Multinational Savings Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act, on the basis of the average of the high and low prices of the Common Stock on December 29, 2008, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that the Registrant has filed with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (excluding the exhibits furnished as exhibits 32.1 and 32.2);

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008; June 30, 2008 and September 30, 2008 (excluding the exhibits furnished as exhibits 32.1 and 32.2);

(c)	the Registrant’s Current Reports on Form 8-K filed on February 26, 2008, March 14, 2008, April 24, 2008, May 5, 2008, May 6, 2008, May 21, 2008, May 30, 2008, June 2, 2008, July 8, 2008, July 24, 2008, August 13, 2008, August 18, 2008, August 29, 2008, September 19, 2008, October 23, 2008, November 7, 2008 and December 30, 2008 (excluding any information furnished under Items 2.02, 7.01 and 9.01 thereof); and

(d)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-B filed on November 12, 1987, and the Registrant’s Registration Statement on Form 8-A filed on February 3, 1981, and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware provides that a corporation may limit the personal liability of each director to the corporation or its stockholders for monetary damages, except for liability arising because of any of the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions by the director not in good faith or that involve intentional misconduct or a knowing violation of law;

•	certain unlawful dividend payments or stock redemptions or repurchases; and

•	any transaction from which the director derives an improper personal benefit.

The Amended and Restated Certificate of Incorporation of the Registrant provides for the elimination and limitation of the personal liability of the Registrant’s directors for monetary damages except for situations described in the bullet points listed above. The effect of this provision is to eliminate the Registrant’s rights and the rights of the Registrant’s stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in the bullet points listed above. This provision does not limit or eliminate the Registrant’s rights or any stockholder’s right to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

Under Section 145 of the Delaware General Corporation Law, the Registrant generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any suit (other than a suit by us or in the Registrant’s right) to which they were or are, or are threatened to be made, a party by reason of their serving in such positions for the Registrant, or is or was serving at the Registrant’s request in such positions for another corporation, partnership, joint venture, trust or other enterprise, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the Registrant’s best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

Section 145 further provides that, in connection with the defense or settlement of any action by the Registrant or in the Registrant’s right, the Registrant may indemnify its present and former directors, officers, employees and agents against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the Registrant’s best interests, except that the Registrant may not indemnify those persons with respect to any claim, issue or matter as to which they have been adjudged liable to the Registrant unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification. Section 145 also expressly provides that the power to indemnify authorized by that statute is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Amended and Restated Certificate of Incorporation of the Registrant provides that the Registrant will defend and indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding by reason of the fact that he or she, his or her testator or intestate, is or was a director or officer of the Registrant or by reason of the fact that such director or officer, at the request of the Registrant, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

According to the Amended and Restated Certificate of Incorporation of the Registrant and Section 145 of the Delaware General Corporation Law, the Registrant has the power to purchase and maintain, and has maintained, insurance for the Registrant’s present and former directors, officers, employees and agents.

The above discussion of the Registrant’s Amended and Restated Certificate of Incorporation and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation and the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed with the Commission on March 21, 2005, File No. 1-08097)

4.2	Revised and Restated Bylaws of the Company, effective November 4, 2008 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November 7, 2008, File No. 1-08097)

15.1	Letter Regarding Unaudited Interim Financial Information

23.1	Consent of KPMG LLP

24.1	Power of Attorney (included in the signature page to this Registration Statement)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 31st day of December, 2008.

ENSCO INTERNATIONAL INCORPORATED

By:	/s/ James W. Swent III
James W. Swent III
Senior Vice President – Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this registration statement appears below hereby appoints Daniel W. Rabun, James W. Swent III and David A. Armour, jointly and severally, as his or her attorneys-in-fact, to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this registration statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

Signature	Title	Date

/s/ Daniel W. Rabun	Chairman, President and Chief Executive	December 31, 2008
Daniel W. Rabun	Officer

/s/ James W. Swent III	Senior Vice President – Chief Financial	December 31, 2008
James W. Swent III	Officer

/s/ David A. Armour	Vice President – Finance	December 31, 2008
David A. Armour

/s/ Douglas J. Manko	Controller	December 31, 2008
Douglas J. Manko

/s/ Gerald W. Haddock	Director	December 31, 2008
Gerald W. Haddock

/s/ Paul E. Rowsey III	Director	December 24, 2008
Paul E. Rowsey III

/s/ J. Roderick Clark	Director	December 31, 2008
J. Roderick Clark

/s/ C. Christopher Gaut	Director	December 31, 2008
C. Christopher Gaut

/s/ Keith O. Rattie	Director	December 31, 2008
Keith O. Rattie

/s/ David M. Carmichael	Director	December 31, 2008
David M. Carmichael

Signature	Title	Date

/s/ Thomas L. Kelly II	Director	December 31, 2008
Thomas L. Kelly II

/s/ Rita M. Rodriguez	Director	December 27, 2008
Rita M. Rodriguez

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in George Town, Grand Cayman, Cayman Islands, on this 31st day of December, 2008.

ENSCO MULTINATIONAL SAVINGS PLAN

By:	CITCO TRUSTEES (CAYMAN) LIMITED
Trustee

By:	/s/ Nicholas Watkins
Nicholas Watkins
Authorized Signatory

By:	/s/ Robert Thomas
Robert Thomas
Authorized Signatory

Pursuant to the requirements of the Securities Act of 1933, the Ensco Multinational Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, its representative in the United States, thereunto duly authorized, in the City of Dallas, State of Texas, on this 31st day of December, 2008.

ENSCO MULTINATIONAL SAVINGS PLAN

By:	/s/ Cary A. Moomjian, Jr.
Cary A. Moomjian, Jr.
Vice President, General Counsel and Secretary of ENSCO International Incorporated

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed with the Commission on March 21, 2005, File No. 1-08097)

4.2	Revised and Restated Bylaws of the Company, effective November 4, 2008 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November 7, 2008, File No. 1-08097)

15.1	Letter Regarding Unaudited Interim Financial Information

23.1	Consent of KPMG LLP

24.1	Power of Attorney (included in the signature page to this Registration Statement)